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                                                                      EXHIBIT 99

NEWS RELEASE
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CONTACTS:                                                            WORTHINGTON
                                                                      INDUSTRIES
Cathy Mayne Lyttle                      1205 Dearborn Drive Columbus, Ohio 43085
VP, Corporate Communications
Phone: (614) 438-3077                              www.WorthingtonIndustries.com
E-mail: cmlyttle@WorthingtonIndustries.com

Allison McFerren Sanders
Director, Investor Relations
Phone: (614) 840-3133
E-mail: asanders@WorthingtonIndustries.com



FOR IMMEDIATE RELEASE

                   WORTHINGTON CFO MOVES TO GRAPHIC PACKAGING

COLUMBUS, OHIO, AUGUST 25, 2003 --- Worthington Industries, Inc. (NYSE:WOR) today announced that John T. Baldwin will resign as Chief Financial Officer effective September 8th to accept a position as Senior Vice President and Chief Financial Officer with Graphic Packaging Corporation (NYSE: GPK), formed from the merger of two companies on August 8, 2003.

Chairman and CEO, John P. McConnell said, "John has made a significant contribution to Worthington and its finance department. We wish him the best in this new opportunity and thank him for all that he has done." A search for a replacement is in process. President and COO, John S. Christie, will serve as acting CFO during the transition.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $2 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as automotive aftermarket stampings, pressure cylinders, metal framing, metal ceiling grid systems and laser welded blanks. The company employs 7,500 people and operates 62 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

                              SAFE HARBOR STATEMENT

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


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